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The following is a transcript of an earnings call held by Enviri Corporation (the “Corporation”) in connection with the announcement of the proposed sale of the Corporation’s Clean Earth business to Veolia Environnement S.A.

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EDITED TRANSCRIPT

NVRI.N - Q4 2025 Enviri Corp Earnings Call

EVENT DATE/TIME: FEBRUARY 24, 2026 / 2:00PM GMT

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FEBRUARY 24, 2026 / 2:00PM, NVRI.N - Q4 2025 Enviri Corp Earnings Call

CORPORATE PARTICIPANTS

David Martin Enviri Corp - Vice President of Investor Relations

F. Nicholas Grasberger Enviri Corp - Chairman of the Board, Chief Executive Officer

Thomas Vadaketh Enviri Corp - Senior Vice President and Chief Financial Officer

Russell Hochman Enviri Corp - President, Chief Operating Officer

CONFERENCE CALL PARTICIPANTS

Lawrence Solow CJS Securities Inc - Analyst

Devin Dodge BMO Capital Markets - Equity Analyst

Robert Brown Lake Street Capital Markets LLC - Analyst

PRESENTATION

Operator

Good morning. My name is Rocco, and I will be your conference facilitator. At this time, I would like to welcome everyone to the Enviri Corporation fourth quarter and full year 2025 results release conference call. (Operator Instructions). Also, this telephone conference presentation and accompanying webcast made on behalf of Enviri Corporation.

Are subject to copyright by Enviri Corporation, and all rights are reserved. No recordings or redistributions of this telephone conference by any other party are permitted without the express written consent of Enviri Corporation. Your participation indicates your agreement.

I would now like to introduce Dave Martin of Enviri Corporation. Mr. Martin, you may begin your call.

David Martin - Enviri Corp - Vice President of Investor Relations

Thank you, Rocco, and welcome to everyone joining us this morning. With me today is Nick Grasberger, our Chairman and Chief Executive Officer; Russell Hochman, our President and Chief Operating Officer; and the future CEO of New Enviri; and Thomas Vadaketh, our Senior Vice President and CFO.

This morning, we’ll discuss our results for the fourth quarter and the full year of 2025, as well as our outlook for Harsco Environmental and Rail, which are the two businesses that will make up new Enviri following their spin-off into a new stand-alone publicly traded company in connection with the sale of Clean Earth.

After our prepared remarks, we’ll take your questions. Our quarterly earnings release and slide presentation for this call are available on our website.

During today’s call, we will make statements that are considered forward-looking within the meaning of the federal securities laws. These statements are based on our current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from those forward-looking statements.

For a discussion of such risks and uncertainties, see the risk factors section in our most recent 10-K and as updated in subsequent 10-Qs. The company undertakes no obligation to revise or update any forward-looking statement.

Lastly, on this call, we will refer to adjusted financial results that are considered non-GAAP for SEC reporting purposes. A reconciliation to GAAP results is included in our earnings release today and our slide presentation.

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FEBRUARY 24, 2026 / 2:00PM, NVRI.N - Q4 2025 Enviri Corp Earnings Call

Now, I’ll turn the call to Nick to begin his prepared remarks.

F. Nicholas Grasberger - Enviri Corp - Chairman of the Board, Chief Executive Officer

Thank you, Dave, and good morning, everyone. Let me start with a brief status update on our transaction to the sell Clean Earth. We continue to target the midyear closing, and we are working diligently to complete the transaction.

The HSR waiting period is scheduled to expire on March 9, absent a request for more information. We expect to publicly file both our Form 10 and proxy documents later in March and at that point we’ll begin to focus on a shareholder meeting and a date to close the transaction.

Finally, we are not yet in a position to narrow the cash payout range of $14.50 to $16.50. The payout will take into consideration the time of the closing and the company’s cash flow up to that point, as well as the amount of cash we determine is prudent to retain in support of Rail’s ETO contracts.

We may decide that new Enviri should retain more cash for these contracts than we than we had hoped a few months ago.

We are in the midst of discussions with various parties that will unpack the amount of cash that will need to be retained and ensuring new environment is soundly capitalized and set up for success is of course a priority for us.

We look forward to providing further updates when appropriate and at this time there’s not much more that we are able to say about the cash payout range.

As I reflect on the Clean Earth transaction, I’m pleased with what we have accomplished over the past few years. The improvement realized to Clean Earth has been extraordinary and I credit the Clean Earth leadership team for having the vision to identify strategic initiatives and drive their execution throughout the organization.

I’m confident that Clean Earth will continue to prosper as part of Veolia and while the sale of Clean Earth is a major step towards capturing the sum of the parts value of the Enviri portfolio, it’s certainly not the final step.

There’s more value to be created through New Enviri. Harsco Environmental and Rail are market leading businesses with strong reputations within their markets and we’re optimistic that underlying demand will improve, and we believe Russell and his team are poised to accelerate positive change within and throughout these businesses.

Tom and Russell will comment further on Q4, our outlook, and our priorities.

So, first over to Tom.

Thomas Vadaketh - Enviri Corp - Senior Vice President and Chief Financial Officer

Thank you, Nick, and good morning, everyone. We finished 2025 with quarterly adjusted earnings that was towards the high end of our expectations.

Full year revenues for 2025 were $2.2 billion led by 4% growth at Clean Earth, which it achieved through a mix of price increases and volume growth.

This growth was offset by lower revenues at both Harsco Environmental and Rail, due mainly to lower volumes, as well as divestitures in the case of HE.

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FEBRUARY 24, 2026 / 2:00PM, NVRI.N - Q4 2025 Enviri Corp Earnings Call

Adjusted EBITDA for the year totaled $275 million. Clean Earth again realized record earnings and margins in 2025.

For Harsco Environmental market challenges persisted throughout the year, but we’re pleased its performance improved as the year progressed. Our HE team executed well operationally and successfully renewed a larger than normal volume of contracts during the year.

Looking forward, we’re hopeful that underlying steel demand. And production will improve for our customers, particularly in Europe, where trade protections are pending and expected to be implemented later this year.

Any benefits from these trade actions in Europe are not considered in our guidance for 2026 at this point, and I’ll share more on that shortly.

At Rail, standard equipment demand remains weak, and its ETO contracts continue to weigh on its earnings and cash flow. Despite sluggish demand, Rail’s base business remained profitable in 2025, and its cash flow did improve.

For the year, Rail’s ETOs contributed an EBITDA loss of approximately $20 million and these contracts consumed roughly $40 million of cash during the year.

We’re pleased with the results of the actions the team has taken to improve efficiencies in the supply chain and manufacturing operations.

We are continuing to take aggressive actions at Rail to manage ETO risk and address the challenging demand situation, including a recent additional restructuring to right size the business.

We’ll come back to the path forward for Rail in a bit, and you can find a full year of financial summary in the appendix within our presentation.

Now let me turn to our fourth quarter performance details starting on slide 4.

In the fourth quarter, total revenues were $556 million and adjusted EBITDA was $70 million. Both revenue and adjusted earnings were unchanged compared with the 2024 quarter, with year over year growth for Harsco Environmental and Clean Earth offset by Rail.

Overall, our earnings performance was towards the higher end of our expectations, with the primary driver being Harsco Environmental, which achieved its highest quarterly adjusted EBITDA for the year.

HE benefited from better cost performance during the quarter and tax recoveries in Brazil, which were not anticipated. It also benefited from some price and various other adjustments at year end. Meanwhile, Rail benefited from additional machine shipments in the quarter versus our earlier expectations.

I’d note that corporate costs were higher than expected as a result of compensation expense linked to our share performance and other incentives. Our adjusted diluted loss per share was $0.17 for the quarter, excluding the impact of unusual items.

These unusual items totaled $57 million pre-tax and included the following $15 million of costs directly related to the sale of Clean Earth and the spin-off of a New Enviri. It also includes $7 million to accelerate the vesting of certain stock compensation to mitigate the tax impact of the company, which can also be considered as deal related.

And it includes $24 million of additional estimated costs to complete our ETO projects with SBB and Deutsche Bahn, which we will discuss further.

Lastly, our adjusted free cash flow for the quarter was $6 million and for the full year, we ended at negative $15 million.

This outcome was better than our latest guidance and reflects improved collections in the fourth quarter. For the year, Harsco Environmental and Clean Earth generated more than $160 million of free cash flow.

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FEBRUARY 24, 2026 / 2:00PM, NVRI.N - Q4 2025 Enviri Corp Earnings Call

This total, however, was offset by an interest burden of more than $100 million and Rail’s negative cash flow of more than $50 million both of which are expected to improve as part of the New Enviri. A schedule detailing our free cash flow by business is included in our press release.

Please turn to slide 5 and our Harsco Environmental segment.

Segment revenues totaled $257 million an increase of 7% compared with the prior quarter, and adjusted EBITDA totaled $48 million which translates to a margin of nearly 19%.

The year over year earnings increase can be attributed to a number of factors, including higher service levels, improvement actions at certain underperforming sites, and FX as well as tax recoveries in Brazil. These positives were partially offset by lower product contributions, which can mainly be attributed to our Altek business.

HE’s results in Q4 were supported by a modest increase in steel production at our customer sites, with growth most prominent in India, the Middle East, and North America.

Steel output in Europe or our largest market, however, remained very weak in the quarter and while customer steel output overall did improve somewhat in the second half of the year, we continue to see significant room for upside.

If implemented, we expect the trade measures contemplated in Europe mentioned earlier to support its steel industry with benefits for Harsco Environmental possible during the back half of 2026. Proposed changes were recently approved by the EU Trade Committee and are now before the full Parliament.

Our steel customers in Europe expect these policy changes to become effective at the beginning of July this year.

Now please turn to slide 6 to discuss Clean Earth.

For the quarter, revenues totaled $244 million and adjusted EBITDA reached $38 million.

Hazardous waste revenues grew approximately 3% through a mix of price and volume, and this increase was partially offset by a lower volume as a result of project-related work completed in the prior year quarter and mixed changes in soil dredge materials.

CE’s adjusted EBITDA margin was just under 16% for the quarter, which includes the impact of higher incentive compensation.

Now, please turn to slide 7 and our Rail business.

Rail revenue totaled $56 million and it’s adjusted EBITDA loss was $4 million in the fourth quarter. Compared with the prior year quarter, lower volume across all business lines, as well as a weaker business mix led to the decline in adjusted earnings.

As we have commented in prior quarters, we have been seeing weakness in the North American market, resulting in contracting volumes.

Our Rail team has done a nice job during 2025 to drive completion of several smaller ETO projects, improve our manufacturing processes, and have also addressed the weaker demand by taking in restructuring actions throughout the year to resize our capacity accordingly. Now let me provide a brief status update on Rail’s large European ETOs. Russell will provide some perspective later as well.

On the Network Rail contract, we continue to work towards some important project milestones while we continue discussions with our customers to improve the financial terms of the contract. Delivery and on-site testing of the first machine is planned for the summer. Soon after which we expect to finalize a revised contract negotiations.

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FEBRUARY 24, 2026 / 2:00PM, NVRI.N - Q4 2025 Enviri Corp Earnings Call

For SBB, most of the first group of vehicles, which includes 48 wagons have been delivered and accepted by the customer. The remainder are expected to be accepted by the customer by end of Q3.

Homologation for the second vehicle type, which will total 11 machines, has started, and we expect to complete delivery of these machines by mid-2027.

For Deutsche Bahn, the first 3 vehicles are scheduled to be completed and undergo homologation in the coming quarters under the existing contract.

Now let me turn to our outlook on slide 8.

As Nick mentioned earlier, we’re targeting a mid-year closing for the sale of CE as well as the spin-off of new Enviri. Post the close date, we will likely be providing certain transition services to Veolia for some months and 2026 accordingly will be a mixed year of Enviri and New Enviri.

Therefore, today we’re only providing guidance for Harsco Environmental and Rail, the two businesses that will exist within New Enviri.

This outlook doesn’t contemplate any major improvements in economic or business fundamentals, including within the European steel industry as a result of trade protections. And in the case of Rail, our expectation is that demand will soften this year relative to 2025, with overall volumes reaching historic lows.

While our outlook does consider the cost out actions and improvements implemented in recent months within both Rail and HE, the benefit of these actions won’t reach a full run rate until the second half of the year.

Furthermore, our outlook does not incorporate any benefits from other projects underway within the company that Russell will speak to shortly.

For Harsco Environmental, adjusted EBITDA is expected to be within a range of $170 million to $180 million. This range reflects that volume from new site startups, a modest improvement in customer steel output, and cost out initiatives will be offset by contract exits and certain items not repeating in 2026.

For Rail, we expect an EBITDA loss of between $26 million and $19 million. This outlook reflects lower demand for standard equipment and contract services, as well as lower capacity utilization at our main plant, which will be partially offset by the restructuring actions I mentioned earlier.

These expectations translate to pro forma EBITDA for the year of approximately $140 million for New Enviri.

This figure is $5 million higher than what we presented in November when we disclosed the cleaner sale and reflects pro forma corporate pro forma corporate post significant right sizing of our corporate team and costs.

The specific changes contemplated at corporate have been already announced internally and will be fully implemented after the close of the Clean Earth transaction and the completion of transition services. For free cash flow, we anticipate cash generation to be modest for New Enviri in 2026.

I’d remind you that our free cash flow is typically negative in Q1 as a result mainly of our bond interest payments. Over the year, HE and Rail cash flows are projected to improve compared with 2025, but we expect Rail’s ETOs to remain negative in 2026 under the existing contracts.

Let me conclude on slide 9 with our first quarter guidance.

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FEBRUARY 24, 2026 / 2:00PM, NVRI.N - Q4 2025 Enviri Corp Earnings Call

Here I’ll simplify and note that segment performance for these two businesses is projected to be lower year over year, as well as lower compared to the just completed fourth quarter. These changes reflect lower volumes of demand, low volumes or demand for both businesses, as well as contract exits for HE.

This guidance also reflects that certain Q4 items such as the Brazil tax credits won’t be repeated in the first quarter. Now over to Russell.

Russell Hochman - Enviri Corp - President, Chief Operating Officer

Thank you, Tom. Good morning, everyone. I’m as energized today as I, as when I, we announced the launch of New Enviri. I’m going to spend some time talking about priorities and the work underway now to position Harsco Environmental and Rail for the future once the spin-off into New Enviri is complete.

To start with, we’ve assembled an outstanding leadership team and announced the return of Pete Minan as our CFO. Many members of the team were integral to the identification, creation, and rapid growth of the Clean Earth platform. This team is already hard at work, laser focused and aligned to our priorities.

The sale of Clean Earth is the first of many steps that I expect will create value. New Enviri will begin with a prudent capital structure, which is very important, and I’m confident that we’ll make positive changes within each of these businesses that will result in strong earnings and cash flow growth.

In the near term, New Enviri guidance implies stability or some improvement in the case of Harsco Environmental.

However, I am not satisfied with this guidance and believe that we can do much better going forward as we focus on improving these businesses, refining our strategic priorities for CE and Rail and taking additional aggressive actions to reduce complexity and drive operational excellence.

Since announcing the spinoff, the team has been moving with urgency to implement initiatives that will carry us forward.

To begin with, we have taken steps to strengthen Rail’s cost performance and are working diligently to reduce or minimize its ETO contract risk, which I see as a critical priority for 2026. Two cost out restructurings have already been completed at Rail, the most recent of which was in January.

In addition, the team has achieved a significant reduction in third-party inventory management costs and taken actions to improve Rail’s material supply chain and reduce inventories while optimizing shop floor throughput.

We are not stopping here and are actively pursuing other initiatives to right size our manufacturing operations and global SG&A.

On the larger ETOs, while I won’t comment on specific outcomes for these, we can anticipate improving our financial terms under certain arrangements or meaningfully reducing our ETO exposure. I am committed to accelerating actions to de-risk the Rail ETOs this year.

As it relates to corporate costs for New Enviri, we recently began efforts to streamline central functions such as IT across what will be a much smaller organization following the sale of Clean Earth.

We have also launched a deep dive review of CE and Rail operations with the assistance from third-party experts to identify additional levers to improve efficiency, further optimize costs, and strengthen our industry positions.

In HE, focus areas include SG&A and support function costs, as well as site-level productivity and spending on personnel and maintenance. It also includes revenue and price initiatives. In Rail, the focus is on ways to simplify our regional manufacturing and global footprint, materials management, and support costs.

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FEBRUARY 24, 2026 / 2:00PM, NVRI.N - Q4 2025 Enviri Corp Earnings Call

We look forward to communicating with you once our analysis is complete and while the specific benefits from these initiatives are not contemplated with our 2026 plan, we are confident they will drive significant value for shareholders in the years to come.

Harsco Environmental and Rail are both attractive businesses with strong market positions, and each is at an inflection point. We remain confident that their respective markets will eventually recover, and we are taking actions now that will drive better margin and returns to economic cycles.

In summary, we are optimistic that new inquiry will see significant earnings and cash flow growth over time, and I look forward to updating you on our progress.

Thank you and I will now hand the call back to the operator for Q&A.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Larry Solow, CJS Securities.

Lawrence Solow - CJS Securities Inc - Analyst

Great, thanks. Good morning, everybody. Just quickly, just on the Clean Earth, so, just on the fact that your, it sounds like your cash usage or what you may need to retain, New Enviri sort of running towards the higher end of the range or maybe above that a little bit. So I guess that just infers that the cash payment will be towards the lower end, I guess, right? Is that fair to say?

F. Nicholas Grasberger - Enviri Corp - Chairman of the Board, Chief Executive Officer

No, I wouldn’t say that Larry, it’s Nick here, the fact is that there are just many moving parts here and so, we just can’t be more specific, but I wouldn’t infer from the comments that the payout is trending to the lower end of the range. That’s not necessarily the case.

Lawrence Solow - CJS Securities Inc - Analyst

Okay, that’s fair. Well, I can talk about that more fine. Okay, good. So HE had a really nice quarter actually. I know it’s just one quarter and it sounds like there were some one-time benefits in there. Your outlook is.

Think in a lot of expectations, somewhat muted, but like in this environment I think it was in expectations. Just curious, looking, breaking out some of the moving parts.

What are your expectations for steel production? Is it flattish still? And I think over the last few years your customers have actually even been hurt more than overall industry. So just curious if you can help parse that out a little bit.

F. Nicholas Grasberger - Enviri Corp - Chairman of the Board, Chief Executive Officer

Yeah, well, certainly is, I think we are more exposed to the EU steel market and other geographies, and that’s been, in particular, weak, and Tom commented on that and certainly, indicated reason for optimism, even though not built in guidance, and we could begin to see some of those benefits as early as the second half of this year.

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FEBRUARY 24, 2026 / 2:00PM, NVRI.N - Q4 2025 Enviri Corp Earnings Call

But I would say in other geographies, North American volumes are reasonably good, of course they continue to be strong in India, in the Middle East, Brazil and Mexico are a bit weaker perhaps, but overall, I would probably use the term stable and hopefully, improving in the latter part of, this year.

Lawrence Solow - CJS Securities Inc - Analyst

And just Harsco specifically, I know you mentioned some newer contracts, and I think you had a couple press releases out.

But then there’s some net, exited contract. So I’m curious, are you, is your, and I know sometimes you exit discretionarily because of lower margin, but is your, are you netting a benefit as you, as we look out, you getting, are you adding more contracts in that you’re that are going out the door, or anyone you can give us a call on that?

F. Nicholas Grasberger - Enviri Corp - Chairman of the Board, Chief Executive Officer

Yeah, I think for this year that contract churn, if you will, in terms of revenue, will be margin should be higher we believe that we’re mixing up in in terms of the margin on contracts and you’re correct that the contracts that we’ve exited have largely been due to price that we’re simply not willing to sacrifice margin given the large number of opportunities we have that we view as more attractive.

So, as we look forward kind of beyond this year, given the visibility we have to our pipeline and the, likelihood of, entering into some of these new contracts, we expect that that churn rate to be positive to both EBITDA and margin.

Lawrence Solow - CJS Securities Inc - Analyst

Great. Just one question on Rail. It sounds like just demand. This environment’s is not continues to weaken just on the ETO contract specifically though, I think you said $20 million EBITDA loss, $40 million on free cash flow for ‘25. It sounds like directionally we’re going a little bit better in ‘26, maybe not as much as initially expected, but did you actually, or can you give sort of at least a little more specifics on, what it might look like in ‘26.

F. Nicholas Grasberger - Enviri Corp - Chairman of the Board, Chief Executive Officer

Yeah, Tom, you want to take that one?

Thomas Vadaketh - Enviri Corp - Senior Vice President and Chief Financial Officer

Yeah, Larry, we haven’t spoken to that and, we’ll probably stay off it, but yeah, we expect, improvements as we go along. ETOs will still be a large use of cash in 2026. The $40 million that we had in 2025, if you remember when we started the year, I had talked about completion of small ETO projects.

And our Rail team did a real nice job of driving those to completion. And as a result, we got paid, for many of those, and that has, partly the reason why, the 40 is certainly better than what we had last year, for instance, in 2024. But, for 2026, we still expect to see a fairly large cash use from mainly the big three, European ETOs.

Lawrence Solow - CJS Securities Inc - Analyst

Okay, thank you. Appreciate it.

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FEBRUARY 24, 2026 / 2:00PM, NVRI.N - Q4 2025 Enviri Corp Earnings Call

Operator

Devin Dodge, BMO Capital Markets.

Devin Dodge - BMO Capital Markets - Equity Analyst

Yeah, thanks. Good morning. A bit of a modelling question, maybe tying back to, I think, the last question, but just the guidance had some directional comments on pro forma free cash flow in 2026 and looking for some improvement year over year. I believe there’s a table at the back of the deck, that outlines the cash flow performance by business. So that’s helpful. But Tom, I’m just wondering if you can walk us through the puts and takes to get to a reasonable range. That pro forma free cash flow number both in 2025 and 2026.

Thomas Vadaketh - Enviri Corp - Senior Vice President and Chief Financial Officer

I think, I, what I said in my comments were that, we expect it to be modest, so you, whether it’s total Enviri or the pro forma for New Enviri, I would have it in a break-even or slightly worse than breakeven.

F. Nicholas Grasberger - Enviri Corp - Chairman of the Board, Chief Executive Officer

Okay, but in general I think we expect a better cash flow in HE, less negative cash flow in Rail. Kind of offset by some items in corporate, is that right?

Thomas Vadaketh - Enviri Corp - Senior Vice President and Chief Financial Officer

That’s right.

Devin Dodge - BMO Capital Markets - Equity Analyst

Yeah. Okay, that’s helpful. Okay, on the Rail business. Look, I know adjusted EBITDA excludes the impact from the large ETO contracts.

But I think its earnings are expected to remain in negative territory in 2026. I think you mentioned it was, down $19 million to $26 million. Just, I know there’s some overhead costs in the business that are tied to supporting those ETO contracts.

Can you just remind us how much those are and when those should roll off? And if you back those out, would the business be operating at or above a breakeven level?

Thomas Vadaketh - Enviri Corp - Senior Vice President and Chief Financial Officer

Yeah, the, so the, yeah, the SG&A Devin to support those, it’s not just SG&A, there’s some other overheads as well, is in the $15 million to $18 million range and so removing those, in the business, we, we’re projecting will still be at a loss in the base business, and that is because of just the demand, the very weak demand situation, we have taken cost actions and there’ll be more cost actions to follow, but it takes time for those to reach a full run rate and particularly in the manufacturing business, even though you save cash costs, it takes time for that to come through the P&L, so we expect to see a full benefit of those, towards the back half of the year, and that is partly the reason why, we’re projecting a loss for the base business.

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FEBRUARY 24, 2026 / 2:00PM, NVRI.N - Q4 2025 Enviri Corp Earnings Call

Devin Dodge - BMO Capital Markets - Equity Analyst

Okay, and then sticking with the Rail business, do you feel that most or all of the lower revenues that you’re seeing, is that due to just soft industry conditions, or is there a regional mix element to that, or is there market share losses? Just trying to understand or if you could unpack what you’re seeing on the top-line performance.

Russell Hochman - Enviri Corp - President, Chief Operating Officer

It’s, Russell Hochman. Maybe I’ll start and then, Thomas, you want to add anything or Nick, just, it’s primarily related to the North America, base business. We just see continued weakness, really historic weakness. We are hopeful that at some point, the customers will start investing in this equipment, but this is a cyclical low, that’s really what’s driving a lot of that market, contraction for us.

Thomas Vadaketh - Enviri Corp - Senior Vice President and Chief Financial Officer

Yeah, and in our guidance, Devin, we did, we didn’t want to build in undue optimism, you, so we have based the guidance for the year based on current demand levels, and as Russell said, hopefully that will start to change as the year progresses, and if it does, we’ll certainly update you.

Devin Dodge - BMO Capital Markets - Equity Analyst

For sure. And if I could just squeeze in one last one, Tom, I think you have some good color on the contracts with SBB and Deutsche Bahn. Apologies if I missed it, but is there any update on the contract in, for the ETO contract. Thanks.

Thomas Vadaketh - Enviri Corp - Senior Vice President and Chief Financial Officer

Devin, I didn’t catch you. I think you mentioned Network Rail, right? Yeah, Network Rail. So, this is, we are progressing towards the completion of the very first machine and once that is delivered, it’ll undergo what we’ve referred to before as homologation that will occur in the in the UK.

We are also in talks with the customer, to improve the commercial terms, the financial terms, so that the go forward picture is more attractive for the company and, what we have tentatively agreed with the customer is that upon around the timing of the delivery, the arrival of the machine in the UK, we will also look to finalize this agreement.

Basically that’s the focus of our activity for now there are more machines to be made, but our focus is on completing the first one and then also completing these negotiations.

Devin Dodge - BMO Capital Markets - Equity Analyst

Okay, thanks a lot. I’ll turn it over.

Operator

Rob Brown, Lake Street Capital Markets.

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FEBRUARY 24, 2026 / 2:00PM, NVRI.N - Q4 2025 Enviri Corp Earnings Call

Robert Brown - Lake Street Capital Markets LLC - Analyst

Hi, good morning. Just sort of sticking to the ETO contracts, a lot of things are going to happen this year, I guess. What’s exiting ‘26, what do you sort of see the ETO exposure and risk level, down to? Is it sort of complete by the end of ‘26, or I guess is the Network Rail still outstanding, but just the sense of, after these steps happened this year, what, what’s the remaining risk, on the ETO side?

Russell Hochman - Enviri Corp - President, Chief Operating Officer

So, it’s Russell Hochman. I’ll, start with, my thoughts on your question. So, with regard to the, what we’re calling the smaller ETOs, those will be essentially completed this year, with a minor exception, which will be completed in the first quarter of 2027 and we’re – as we’ve said before, not taking on any new ETOs, so that will be the, end of the smaller ones.

With the larger ones, as I said in my comments, my commitment is to de-risk the company of these, and so I’m directly involved, along with Tom and others. In these conversations with these customers, and, I would say, the message that we’ve communicated is pretty clear that we will come to terms on these contracts, this year, obviously, something on a mutually beneficial basis, or we will, look to, pursue other ways of, de-risking the portfolio, right? But my commitment is to complete those conversations so that, the terms are improved, or we’ve de-risked the portfolio, as I said, in other manners.

Robert Brown - Lake Street Capital Markets LLC - Analyst

Okay, great, got it. Thank you, and then I guess thinking through all the cyclical kind of downturn activity. I know it’s hard to predict the sort of recovery, but what are sort of the dynamics as these orders start to recover?

How quickly can it come back and what’s the kind of customer, assume the longer they wait, the more they kind of have a pent-up demand and maybe that’s not how it works, just depends on how the recovery cycle tends to happen in the real market.

Thomas Vadaketh - Enviri Corp - Senior Vice President and Chief Financial Officer

Well, we haven’t seen it, this, the volume’s this low for a very long time, but Rob, it’s a fairly, quick cycle kind of business, so these are standard pieces of equipment.

We can make them pretty fast and, unlike say the ETOs, for example, so, if the demand comes back, we should start to see our volumes respond, pretty quickly, and we are monitoring, as you can imagine, monitoring the market very closely.

For now, our customers are not, ordering as much as they have in the past, they’re choosing to conserve cash. In some cases they’re looking to remanufacture or refurb some of the old machines and stretch them out and so, yeah, it’s a matter of waiting at the moment.

Robert Brown - Lake Street Capital Markets LLC - Analyst

Okay, great, thank you. I’ll turn it over.

Operator

Thank you, and that concludes our question-and-answer session. I’d like to turn the conference back over to Dave Martin for any closing remarks.

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FEBRUARY 24, 2026 / 2:00PM, NVRI.N - Q4 2025 Enviri Corp Earnings Call

David Martin - Enviri Corp - Vice President of Investor Relations

Thank you, Rocco, and for everyone that joined us this morning. Feel free to contact me with any follow-up questions and as always, we appreciate your interest in Enviri and look forward to speaking with you in the future. Have a great day.

Operator

Thank you. That concludes today’s conference call. We thank you all for attending today’s presentation. You may now disconnect your lines and have a wonderful day.

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Additional Information and Where to Find It

In connection with the proposed sale of Clean Earth and the contemplated spin-off of New Enviri, the Corporation and New Enviri will be filing documents with the SEC, including preliminary and definitive proxy statements of the Corporation relating to the proposed transaction and a registration statement relating to the shares of New Enviri. The definitive proxy statement will be mailed to the Corporation’s shareholders in connection with the proposed acquisition. This communication is not a substitute for the proxy statement, the registration statement or any other document that may be filed by the Corporation or New Enviri with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Any vote in respect of resolutions to be proposed at the Corporation’s shareholder meeting to approve the proposed transaction should be made only on the basis of the information contained in the Corporation’s proxy statement and documents incorporated by reference therein. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s website at www.sec.gov or on the Corporation’s website at www.enviri.com.

Participants in Solicitation

The Corporation, its directors, and certain of its respective executive officers may be deemed to be participants in the solicitation of proxies from shareholders of the Corporation in connection with the proposed transaction under the rules of the SEC. Information about the interests of the directors and executive officers of the Corporation and other persons who may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed with the SEC by the Corporation related to the proposed transaction. Information about the directors and executive officers of the Corporation and their ownership of shares of Corporation common stock and other securities of the Corporation can be found in the sections entitled “Non-Employee Director Compensation”, “Share Ownership of Directors, Management and Certain Beneficial Owners”, “Compensation Discussion & Analysis”, “Discussion and Analysis of 2024 Compensation”, “Termination or Change of Control Arrangements”, “Equity Compensation Plan Information as of December 31, 2024” included in the Corporation’s proxy statement in connection with its 2025 Annual Meeting of Stockholders, filed with the SEC on March 12, 2025; in the Form 3 and Form 4 statements of beneficial ownership and statements of changes in beneficial ownership filed with the SEC by the Corporation’s directors and executive officers; and in other documents subsequently filed by the Corporation with the SEC. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s website at www.sec.gov or on the Corporation’s website at www.enviri.com.